NSAR ITEM 77C

Van Kampen American Capital Pennsylvania Quality Municipal Trust (VPQ)

(a)  A Special Meeting of Shareholders was held on October 23, 1996.

(b) The election of Trustees of Van Kampen American Capital Pennsylvania Quality Municipal Trust (the "Trust") included:

     None

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     6,280,966     Against     145,635

     2) Approval of changes to Fundamental Investment Policies with respect to investments in other investment companies.

         For     4,042,621     Against     208,250


NSAR ITEM 77C

Van Kampen American Capital Pennsylvania Quality Municipal Trust (VPQ)


(a)  An Annual Meeting of Shareholders was held on May 28, 1997.

(b) The election of Trustees of Van Kampen American Capital Pennsylvania Quality Municipal Trust (the "Trust") included:

     Rod Dammeyer and Wayne W. Whalen

(c)  The following were voted on at the meeting:

     1) Approval of New Investment Advisory Agreement in the event of a change of control of the Adviser.

         For     6,547,814     Against     139,372

     4) For each VK Fund, to Ratify the Selection of KPMG Peat Marwick LLP Independent Public Accountants for its Current Fiscal Year.

         For     6,674,834     Against     61,884